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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Clayton Williams Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CLAYTON WILLIAMS ENERGY, INC.
Six Desta Drive, Suite 6500
Midland, Texas 79705

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

To Be Held Tuesday, June 11, 2002

To Our Stockholders:

You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Clayton Williams Energy, Inc., to be held at the ClayDesta Conference Center, Six Desta Drive, Suite 6550, Midland, Texas, at 10:00 A.M., local time on Tuesday, June 11, 2002, for the following purposes:

  1.
  To elect three directors for a term of three years in accordance with the Certificate of Incorporation of the Company.

  2.
  To ratify the appointment of KPMG LLP as our independent public accountants for the year ending December 31, 2002.

  3.
  To transact such other business as may properly come before the meeting.

Holders of record of our common stock at the close of business on April 25, 2002 will receive notice of and be entitled to vote at the meeting and any adjournment(s) thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ASK THAT YOU PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE.

Midland, Texas May 15, 2002	By Order of the Board of Directors Mel G. Riggs Secretary

CLAYTON WILLIAMS ENERGY, INC.
Six Desta Drive, Suite 6500
Midland, Texas 79705

Proxy Statement

        This proxy statement and related proxy are being mailed to stockholders of Clayton Williams Energy, Inc. (the "Company") on or about May 15, 2002, in connection with the solicitation by the Company of proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the ClayDesta Conference Center, Six Desta Drive, Suite 6550, Midland, Texas, on Tuesday, June 11, 2002, at 10:00 A.M local time, and at all adjournments thereof.

        Holders of record of the Company's common stock, par value $.10 per share ("Common Stock") at the close of business on April 25, 2002 will be entitled to notice of and to vote at the annual meeting. On April 25, 2002, there were outstanding and entitled to vote 9,239,836 shares of Common Stock, which is the Company's only class of voting securities. Shares held by the Company's 401(k) Plan & Trust will be voted by the Plan Trustee, as provided by the Plan.

        Each holder of Common Stock is entitled to one vote per share on all matters submitted to a vote of stockholders at the annual meeting. All properly executed proxies returned by holders that are not revoked will be voted (or withheld from voting) according to the directions, if any, specified on the proxies. A stockholder may revoke any proxy that he or she has given, at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a proxy bearing a late date, or by voting the shares relating to the proxy in person at the annual meeting. Attendance at the annual meeting will not in and of itself constitute a revocation of a proxy.

        Any proxies that are returned properly signed but without voting instructions will be voted in accordance with the recommendations of the Board of Directors, which are contained in this proxy statement. Except as set forth in this proxy statement, the Board of Directors is not aware of any other matters that are to be brought before the annual meeting. However, if any other matters properly come before the annual meeting, the persons named as proxies in the enclosed form of proxy, or their substitutes, will vote the proxy in accordance with their judgment on such matters.

        The Company's annual report on Form 10-K for the fiscal year ended December 31, 2001, including consolidated financial statements, is being mailed with this proxy statement to all stockholders entitled to vote at the annual meeting. This annual report does not constitute a part of the proxy soliciting material.

Quorum

        To transact business at the annual meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present in person or by proxy. Abstentions and "broker non-votes," which are shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon, will be counted in determining whether a quorum is present at the annual meeting.

Solicitation

        This solicitation is being made by mail. After the initial solicitation, further solicitations of proxies may be made by telephone or oral communications by the Company's officers or employees, who will receive no extra compensation for making these communications. The Company will bear the entire cost of this solicitation, which will include reimbursement to brokerage houses, banks, and other fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

Proposal No. 1
Election of Three Directors

        The Board of Directors is composed of three classes of members. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. Except where the authority to do so has been withheld, it is the intention of the persons named in the proxy to vote to elect Jerry F. Groner, Robert L. Parker and Jordan R. Smith as directors for three-year terms. Each of the nominees has consented to being named in the Proxy Statement and to serve, if elected, but if, for any reason, any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

        With respect to the nominees for election, and directors continuing in office, information regarding age, positions with the Company or other principal occupations for the past five years, other directorships and the year each was initially elected a director of the Company is as follows. There are no family relationships among the named persons except that Mr. Groner is a son-in-law to Mr. Williams.

Nominees for Election to the Board of Directors
For Three-Year Term Expiring in 2005

JERRY F. GRONER, age 39, is Vice President of Land and Lease Administration of the Company, having served in such capacity since 1994. Mr. Groner has served as a Director of the Company since his appointment by the Board in August 1999.

ROBERT L. PARKER, age 78, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Parker has served as a Director of the Company since October 1991. Mr. Parker is Chairman of the Board of Parker Drilling Company, a publicly owned corporation providing contract drilling services, having served in such capacity for more than the past five years. He also serves as a director of Bank of Oklahoma Financial Corp.

JORDAN R. SMITH, age 67, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Smith has served as a Director of the Company since his appointment by the Board in July 2000. Mr. Smith is President of Ramshorn Investments, Inc., a wholly owned subsidiary of Nabors Industries, having served in such capacity for more than the past five years. Mr. Smith has served on the Board of the University of Wyoming Foundation and the Board of the Domestic Petroleum Council, and is also Founder and Chairman of the American Junior Golf Association.

Members of the Board of Directors Continuing in Office
Term Expiring in 2003

STANLEY S. BEARD, age 61, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Beard has served as a Director of the Company since September 1991. Mr. Beard has been an independent oil and gas operator for over twenty years, a consultant to Mr. Williams periodically since 1968 and involved in real estate development for the past 13 years.

MEL G. RIGGS, age 47, is Senior Vice President and Chief Financial Officer of the Company, having served in such capacities since September 1991. Mr. Riggs has served as a Director of the Company since May 1994.

Members of the Board of Directors Continuing in Office
Term Expiring in 2004

CLAYTON W. WILLIAMS, age 70, is Chairman of the Board, President, Chief Executive Officer and a Director of the Company, having served in such capacities since September 1991. For more than the past five years, Mr. Williams has been the chief executive officer and director of (i) certain companies previously controlled by Mr. Williams which were consolidated into the Company in May 1993 in connection with the Company's initial public offering (the "Williams Companies"); and (ii) certain entities other than the Williams Companies which are controlled directly or indirectly by Mr. Williams (the "Williams Entities").

L. PAUL LATHAM, age 50, is Executive Vice President, Chief Operating Officer and a Director of the Company, having served in such capacities since September 1991. Mr. Latham also serves as an officer and director of certain Williams Entities.

Proposal No. 2
Ratification of Appointment of Independent Auditors

        The Audit Committee of the Board of Directors has appointed KPMG LLP, independent certified public accountants, to audit the Company's financial statements for the fiscal year ending December 31, 2002. Arthur Andersen LLP had been the Company's auditors since its inception, but the Audit Committee voted to replace Arthur Andersen with KPMG LLP in April 2002. See "Relationship with Independent Accountants."

        Ratification of the appointment of KPMG LLP will be effective upon receiving the affirmative vote of the holders of a majority of Common Stock present or represented by proxy and entitled to vote on this proposal. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, both an abstention and a broker non-vote would have the same legal effect as a vote against this proposal. If at least a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this proposal are not voted in favor of this proposal, the Audit Committee will select other auditors.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR 2002.

        Representatives of KPMG LLP are expected to be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Board of Directors and Committees

        Compensation for non-employee directors consists of an annual retainer fee of $10,000 plus a $7,500 fee for each Board meeting attended and a $1,000 fee for attending a committee meeting held on a day other than the same day of a Board meeting. All three non-employee directors serve on both committees of the Board. As compensation for service on the Board, employee directors receive an annual fee of $5,000 plus a $2,500 fee for each Board meeting attended.

        The Company has an Outside Directors Stock Option Plan in which only those directors who are not employed by the Company or any of its affiliates (collectively the "Outside Directors") are eligible to participate. A total of 86,300 shares of Common Stock has been authorized and reserved for issuance under the plan, subject to adjustments to reflect changes in capitalization resulting from stock splits, stock dividends and similar events. The plan provides that an option for 1,000 shares of Common Stock will be granted on January 1 of each calendar year to each Outside Director in office on that date. The plan further provides that (i) the exercise price of each option granted under the plan may not be less than the fair market value of Common Stock at the date of grant of such option, (ii) the exercise price must be paid in cash upon exercise of such option, (iii) options granted under the plan are immediately exercisable and expire not later than ten years from date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. In the event that a participant in the plan ceases to be an Outside Director, other than by reason of death, such participant may exercise an outstanding option at any time within 90 days after such termination. In the event of the death of a participant to whom any option has been granted pursuant to the plan, such option may be exercised by the legatees of such participant or by his personal representatives or distributees at any time within one year after his death. Each Outside Director received options under the plan covering 1,000 shares at option prices of $27.00 per share at January 1, 2001 and $13.10 per share at January 1, 2002. Such options are currently exercisable and expire in January 2011 and January 2012, respectively.

        The Board of Directors has two committees. The Compensation Committee has certain responsibilities relating to compensation of officers and employee directors and is composed of Messrs. Beard, Parker and Smith, none of whom is an employee nor eligible for awards under the compensation plans administered by the Compensation Committee. The Compensation Committee met four times during 2001. The Compensation Committee administers awards under the Company's Bonus Incentive Plan, the Executive Incentive Stock Compensation Plan and 1993 Stock Compensation Plan, takes certain other actions relating to compensation matters and benefits plans and sets the salaries of all officers. In addition, each member of the Compensation Committee serves as a trustee of each working interest trust created for the benefit of certain officers and employees of the Company. See "Report of Compensation Committee."

        The Audit Committee is composed of Messrs. Beard, Parker and Smith. The duties of the Audit Committee are described in the Report of the Audit Committee on page 9 of this proxy statement and in the Audit Committee Charter filed as an appendix to the proxy statement for the Company's 2001 annual meeting. The Audit Committee met two times during 2001.

        The Board of Directors held five meetings during 2001. All directors attended more than 75 percent of the aggregate of all meetings of the Board of Directors and the committees on which they served during 2001.

Executive Compensation

        The following table sets forth information with respect to the compensation of the Company's chief executive officer and each of the other five most highly compensated executive officers who received annual compensation in excess of $100,000 during 2001.

Summary Compensation Table

Long-Term Compensation Awards
		Annual Compensation				Securities Underlying Options (#)(3)(4)
Name and Principal Position							All Other Compensation ($)(5)
	Year	Salary($)(1)		Bonus($)(2)
Clayton W. Williams, Chairman of the Board, President and Chief Executive Officer	2001 2000 1999	$ $ $	495,000 472,500 420,000	$ $ $	538,125 35,625 36,250	250,000 — 150,000	$ $ $	10,500 7,111 —
L. Paul Latham, Executive Vice President and Chief Operating Officer	2001 2000 1999	$ $ $	231,481 204,750 178,942	$ $ $	187,656 91,300 50,000	— — 9,850	$ $ $	37,870 37,179 14,280
Mel G. Riggs, Senior Vice President and Chief Financial Officer	2001 2000 1999	$ $ $	172,127 152,250 134,622	$ $ $	182,808 112,541 43,125	— — 7,888	$ $ $	7,442 8,084 —
Jerry F. Groner, Vice President—Land and Lease Administration	2001 2000 1999	$ $ $	128,624 113,770 96,744	$ $ $	32,963 69,966 64,800	— — 8,207	$ $ $	6,463 8,164 —
Patrick C. Reesby, Vice President—New Ventures	2001 2000 1999	$ $ $	152,500 110,119 91,125	$ $ $	81,667 8,781 4,050	— — 9,579	$ $ $	5,900 5,173 —
T. Mark Tisdale, Vice President and General Counsel	2001 2000 1999	$ $ $	111,250 103,089 92,044	$ $ $	155,975 96,295 7,091	— — 3,100	$ $ $	8,581 7,351 —

(1)
All of Mr. Williams' net salary for 1999, 2000 and 2001 was paid in the form of Common Stock in lieu of cash pursuant to the Company's Executive Incentive Stock Compensation Plan.

(2)
Amounts shown in this column include director's fees for Messrs. Williams, Latham and Riggs of $17,500 each for 1999, $15,000 each for 2000, and $17,500 each for 2001. Amounts shown in this column for Mr. Groner include directors' fees of $7,500 for 1999, $15,000 for 2000 and $17,500 for 2001.

(3)
All amounts shown represent the number of shares covered by options granted under the Company's 1993 Stock Compensation Plan.

(4)
Amounts shown in 1999 include shares covered by options granted in connection with repricing transactions.

(5)
The amounts shown in this column with respect to Mr. Latham for 1999, 2000 and 2001 include $14,280, $28,013, and $28,193, respectively, of distributions made pursuant to two plans which were discontinued by the Williams Companies during 1991. Until such time, the Williams Companies assigned overriding royalty interests to certain employees to reward such employees with incentive compensation based on the results of drilling activities by the Williams Companies. Under this arrangement, the Williams Companies assigned overriding royalty interests in certain oil and gas leases to certain employees who were employed at the time of the execution of the lease. An individual employee's overriding royalty interest in a lease was determined at the discretion of the management of the Williams Companies. Employees receiving overriding royalty interests were entitled to receive revenues immediately upon the assignment thereof and such interests were not subject to forfeiture. The Williams Companies also granted selected employees working interests in certain of the oil and gas properties of the Williams Companies. Such working interests were deemed earned by and granted to such employees upon terms determined in the sole discretion of the management of the Williams Companies. The Company does not anticipate re-instituting either of the arrangements described above. All other amounts shown in this column relate to contributions made by the Company pursuant to the Company's 401(k) Plan & Trust.

        The Company has no employment agreements with any of its executive officers. Although Messrs. Williams and Latham devote a majority of their time to the Company, both of them are engaged in other business activities. Mr. Williams devotes a portion of his time to certain Williams Entities. Mr. Latham is also employed by and devotes a portion of his time to the business of certain Williams Entities. Both Messrs. Williams and Latham receive compensation from the Williams Entities which compensation is not borne, directly or indirectly, by the Company and does not relate to any services provided to the Company.

        All options in the "Summary Compensation Table" have been granted pursuant to the Company's 1993 Stock Compensation Plan which provides for the grant of non-qualified options to officers, directors (other than Outside Directors), employees and advisors of the Company or a subsidiary of the Company. A total of 1,798,200 shares of Common Stock is authorized and reserved for issuance under the plan subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. The Compensation Committee has the sole authority to interpret the plan, to determine the persons to whom options will be granted, to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of options to be granted under the plan; provided that (i) the exercise price of each option granted under the plan may not be less than the fair market value of the Common Stock at the date of grant of such option, (ii) the exercise price must be paid in cash upon exercise of such option, (iii) no option may be exercisable more than ten years after the date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. No option is exercisable after an optionee terminates his relationship with the Company or a subsidiary of the Company, subject to the right of the Compensation Committee to extend the exercise period for not more than 90 days following the date of termination of an optionee's employment. If an optionee's employment is terminated by reason of disability, the Compensation Committee has the authority to extend the exercise period for not more than one year following the date of termination of the optionee's employment. If an optionee dies and has not fully exercised options granted under the plan, such options may be exercised in whole or in part within 90 days of the optionee's death by the executors or administrators of the optionee's estate or by the optionee's heirs. The vesting period, if any, specified for each option will be accelerated upon the occurrence of a change of control or a threatened change of control of the Company.

        The following table sets forth information regarding stock options granted to Mr. Williams during 2001. No other executive officer named in the "Summary Compensation Table" was granted any stock options during 2001.

Table of Option Grants in 2001

Individual Grants
Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year
			Exercise Price ($/Share)	Expiration Date
Name					5%($)	10%($)
Clayton W. Williams	250,000	100%	$15.94	4/4/11	$2,505,625	$6,350,625

(1)
The values shown for 5% and 10% appreciation equates to a stock price of $25.96 and $41.34, respectively, at the expiration date of the option.

Table of Aggregated Option Exercises in 2001 and Option Values as of December 31, 2001

			Number of Securities Underlying Unexercised Options at December 31, 2001(#)		Value of Unexercised In-the-Money Options at December 31, 2001($)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Clayton W. Williams	—	$—	559,250	—	$849,988	$—
L. Paul Latham	—	$—	5,830	4,020	$44,308	$30,552
Mel G. Riggs	—	$—	4,538	3,350	$34,489	$25,460
Jerry F. Groner	—	$—	6,012	4,020	$49,797	$30,552
Patrick C. Reesby	—	$—	6,744	1,350	$51,254	$10,260
T. Mark Tisdale	—	$—	3,430	670	$28,318	$5,092

(1)
The value of In-the-Money options was computed at $13.10 per share, which was the market price for the Common Stock on December 31, 2001.

Report of the Compensation Committee

General

        The Compensation Committee consists of Messrs. Beard, Parker and Smith, all of whom are non-employee directors. The Committee establishes the salaries of all corporate officers, and administers the Company's incentive compensation plans other than the Outside Directors Stock Option Plan. The Committee also reviews with the Board of Directors its recommendations relating to the future direction of corporate compensation practices and benefit programs.

        The Compensation Committee has adopted a compensation policy which it believes to be a balance between fair and reasonable cash compensation and incentives linked to the Company's overall performance, taking into consideration compensation of individuals with similar duties who are employed by the Company's peers. The policy takes into account the cyclical nature of the oil and gas business, which may result in traditional performance standards being skewed due to erratic product prices. An analysis of the goals for the Company has resulted in a policy which places emphasis on increasing the Company's proved oil and gas reserves, coupled with maintaining an acceptable balance between the Company's overhead and profit margin. The Compensation Committee may award stock options and bonuses based upon the performance of the Company and efforts of individual officers.

Long-Term Compensation

        The Compensation Committee did not award any stock options or other stock-based incentives to officers of the Company during 2001, other than a stock option granted to Mr. Williams and shares of Common Stock issued to Mr. Williams in lieu of cash salary under the Company's Executive Incentive Stock Compensation Plan. See "Compensation of the Chief Executive Officer."

        In May 2001, the Compensation Committee approved the creation of certain After Payout Working Interest Trusts for the benefit of certain officers and employees of the Company. The members of the Committee serve as the trustees of those trusts. The Company has assigned interests in certain of its oil and gas properties to each of the trusts, and any benefit to the officer and employee beneficiaries of the trusts will be contemporaneous with any Company benefit from such properties. The Compensation Committee believes that aligning a portion of the officers' long-term compensation to the performance of the Company's oil and gas properties is both a reward for the acquisition and development of such properties and incentive to manage the properties in a manner that will maximize the long-term success of the properties for both the Company and themselves.

Short-Term Compensation

        In March 2001, the Compensation Committee, upon recommendation of management, increased the salaries of certain of its officers, including Messrs. Latham, Riggs, Groner and Reesby, by an amount equal to ten percent (10%) of their respective previous salaries. In April 2001, the Committee increased the salary of Mr. Reesby by an additional $10,000. The Committee adjusted the salaries to reflect the improved performance of the Company and to bring the Company officers more in line with compensation of officers in the Company's peer group.

        The Compensation Committee awarded a cash bonus in April 2001 to Mr. Reesby for his efforts in managing the Company's Louisiana activities. In October 2001, the Compensation Committee awarded cash bonuses to Messrs. Latham, Riggs and Tisdale in connection with the Company's sale of properties in east Texas, and also awarded a cash bonus to Mr. Bob Lyon as a reward for job performance. The Committee believes that such bonuses serve both as a reward for performance and an incentive for future extraordinary performance in anticipation of such recognition. The officers also received Christmas bonuses relative to their annual salaries.

Compensation of the Chief Executive Officer

        The Compensation Committee did not change Mr. Williams' salary in 2001. Consistent with the compensation strategy and policies of recent years, Mr. Williams' salary continues to be paid in shares of Common Stock under the Company's Executive Incentive Stock Compensation Plan. The Committee continues to believe that payment of Mr. Williams' salary in shares of Common Stock assists in aligning Mr. Williams' interest with those of the other stockholders. In April 2001, the Committee awarded a cash bonus of $500,000 to Mr. Williams and granted him a stock option for 250,000 shares in recognition of Mr. Williams' leadership and the Company's performance in 2000. In making this determination, the Committee reviewed and considered the performance of the Company and comparative compensation information with respect to companies in the Company's peer group. Mr. Williams also received a Christmas bonus in 2001.

        The Compensation Committee believes it has developed an appropriate structure within which to reward and motivate its officers as they build value for the Company's stockholders.

                      COMPENSATION COMMITTEE
                      Stanley S. Beard
                      Robert L. Parker
                      Jordan R. Smith

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Messrs. Beard, Parker and Smith. None of these committee members has or had a relationship with the Company that is or was required to be disclosed under the rules of the Securities and Exchange Commission.

Report of the Audit Committee

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for the year ended December 31, 2001.

        The Audit Committee acts pursuant to the Audit Committee Charter, a copy of which was filed as an Appendix to the Company's proxy statement for the annual meeting held May 16, 2001. Each of the members of the Audit Committee qualifies as an "independent" Director under the current listing standards of National Association of Securities Dealers.

        In March 2002, the Audit Committee reviewed and discussed the Company's audited financial statements with management and representatives of Arthur Andersen LLP, the Company's independent accountants for the 2001 audit. Particular attention was paid to the selection, application and disclosure of the Company's critical accounting policies. The Audit Committee also discussed with Andersen the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee received written disclosures and the letter from Andersen required by Independence Standards Board Standard No. 1, which relates to the accountants' independence from the Company and its entities, and discussed with Andersen their independence from the Company.

        Based on the review and discussions referred to above, the Audit Committee took the following actions:

  •
  Ratified management's selection, application and disclosure of critical accounting policies as set forth in the Company's audited financial statements for the year ended December 31, 2001;

  •
  Recommended to the Board of Directors that the Company's audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2001; and

  •
  Reviewed and assessed the adequacy of the Audit Committee Charter and determined that the Charter was adequate.

                      AUDIT COMMITTEE
                      Robert L. Parker
                      Stanley S. Beard
                      Jordan R. Smith

        See "Relationship with Independent Accountants" for information regarding the appointment of new accountants for 2002.

Fees to Arthur Andersen LLP

Audit Fees

        During 2001, the Company incurred fees for professional services rendered by Arthur Andersen LLP, its independent accountants, totaling $86,000 for the audit of its 2001 financial statements and for the review of its quarterly financial statements.

Financial Information Systems Design and Implementation Fees

        Arthur Andersen LLP did not provide any services to the Company during 2001 related to financial information systems design and implementation.

All Other Fees

        During 2001, the Company incurred fees for professional services rendered by Arthur Andersen LLP totaling $45,955 for accounting and tax consulting and for audit services related to an employee benefit plan.

        The Audit Committee considered whether the provision of non-audit services is compatible with maintaining Arthur Andersen LLP's independence.

Relationship with Independent Accountants

        The Company has dismissed Arthur Andersen LLP as the principal accounting firm engaged to audit the Company's financial statements, effective April 5, 2002. Arthur Andersen LLP has served as the Company's independent accountants since the Company's inception.

        The decision to change accountants was approved by the Audit Committee of the Board of Directors. The decision to dismiss Arthur Andersen LLP as the Company's accountants was primarily based upon recent developments affecting the firm, particularly the criminal indictment rendered against Arthur Andersen LLP, the uncertainty with respect to Arthur Andersen LLP's ability to continue to provide acceptable audit services and the concerns expressed by the Securities and Exchange Commission following the criminal indictment.

        There were no disagreements between the Company and Arthur Andersen LLP relating to accounting principles, practices, financial statement disclosure or auditing scope or procedure during the two most recent fiscal years and the subsequent interim period, and there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) during such periods. The decision to dismiss Arthur Andersen LLP as the Company's certifying accountants is not related to that firm's past performance and services rendered to the Company. No report by Arthur Andersen LLP on the financial statements of the Company contained any adverse opinion or disclaimer or any qualification or modification as to uncertainty, audit scope or accounting principles.

        The Company has engaged KPMG LLP as its new independent accountants to audit the Company's financial statements for 2002. The Company has not consulted with KPMG LLP during the last two fiscal years or during the subsequent interim reporting period from the last audit date of December 31, 2001, through and including the date of termination of Arthur Andersen LLP on April 5, 2002, regarding either the application of accounting principles or type of opinion KPMG LLP might issue on the Registrant's financial statements.

        A representative of KPMG LLP will be present at the Annual Meeting of Stockholders. This representative will have an opportunity to make a statement if he desires to do so and will be available to respond to stockholder questions.

Information Concerning Security Ownership

        Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of Common Stock, either alone or jointly with others, are deemed to be beneficial owners. The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 25, 2002, by (i) each person who is the beneficial owner of 5 percent or more of the outstanding Common Stock (based upon copies of all Schedule 13Gs and 13Ds provided to the Company), (ii) each director of the Company and each nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all officers and directors of the Company as a group. Because the voting or dispositive power of certain shares listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table and the sharing of voting or dispositive power is described in the referenced footnote. The total number of shares of Common Stock of the Company listed below for directors and executive officers as a group eliminates such duplication. Unless otherwise noted, the persons and entities named below have sole voting and investment power with respect to the shares listed opposite each of their names.

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Clayton Williams Partnership, Ltd.(1)	3,881,109		42.0%
CWPLCO, Inc.(1)	3,881,109		42.0%
Clayton W. Williams(1)	4,978,703	(2)	50.8%
State Street Research & Management Co. One Financial Center, 30th Floor Boston, MA 02111-2690	1,151,296	(3)	12.5%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	469,100	(4)	5.1%
L. Paul Latham	10,067	(5)	*
Mel G. Riggs	9,568	(6)	*
Jerry F. Groner	34,786	(7)	*
T. Mark Tisdale	9,765	(8)	*
Patrick C. Reesby	13,654	(9)	*
Stanley S. Beard	16,401	(10)	*
Robert L. Parker	23,217	(10)	*
Jordan R. Smith	2,400	(10)	*
All officers and directors as a group (10 persons)	5,125,126	(11)	52.0%

*
Less than 1 percent of the shares outstanding.

(1)
The mailing address of Clayton Williams Partnership, Ltd., CWPLCO, Inc. and Mr. Williams is Six Desta Drive, Suite 3000, Midland, Texas 79705. Clayton Williams Partnership, Ltd. and CWPLCO, Inc. are referred to collectively herein as the "Affiliated Holders". CWPLCO, Inc. is the sole general partner of Clayton Williams Partnership, Ltd. and holds, in its own capacity and on behalf of Clayton Williams Partnership, Ltd., voting and investment power over the shares shown for the Affiliated Holders. Mr. Williams shares voting and investment power with respect to the shares owned by the Affiliated Holders.

(2)
Includes (a) an aggregate of 3,881,109 shares owned by the Affiliated Holders beneficially owned by Mr. Williams due to Mr. Williams' control of the Affiliated Holders, (b) 11,044 shares owned by

  Mr. Williams' wife, (c) 588 shares owned by a trust of which Mrs. Williams is the trustee, (d) 438,017 shares owned directly by Mr. Williams (including approximately 13,295 shares held in the Company's 401(k) Plan & Trust over which Mr. Williams exercises investment control), (e) 29,547 shares owned by three of Mr. Williams' children, (f) 49,179 shares in trusts of which Mr. Williams is the Trustee, (g) 5,749 shares in a trust for the benefit of Mr. Williams of which Mrs. Williams is the Trustee, (h) 4,220 shares owned by Mr. Williams' grandchildren for which Mrs. Williams is custodian, and (i) the right to acquire beneficial ownership through presently exercisable options to purchase 559,250 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "Executive Compensation."

(3)
Represents shares owned by clients of State Street Research & Management Co. State Street Research & Management Co. disclaims beneficial ownership of all such shares.

(4)
Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities owned by the Funds. All 469,100 shares of Common Stock reported in this table are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

(5)
Includes (a) 2,257 shares held in the Company's 401(k) Plan & Trust over which Mr. Latham exercises investment control and (b) the right to acquire beneficial ownership through presently exercisable options to purchase 7,810 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "Executive Compensation."

(6)
Includes (a) 1,998 shares held in the Company's 401(k) Plan & Trust over which Mr. Riggs exercises investment control, (b) 1,382 shares over which Mr. Riggs exercises control under a Power of Attorney and (c) the right to acquire beneficial ownership through presently exercisable options to purchase 6,188 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "Executive Compensation."

(7)
Includes (a) 2,860 shares held in the Company's 401(k) Plan & Trust over which Mr. Groner exercises investment control, (b) 20,535 shares owned by Mr. Groner's wife as her separate property, (c) 2,738 shares owned by Mr. Groner's children residing with him, and (d) the right to acquire beneficial ownership through presently exercisable options to purchase 7,992 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "Executive Compensation."

(8)
Includes (a) 1,933 shares held in the Company's 401(k) Plan & Trust over which Mr. Tisdale exercises investment control and (b) the right to acquire beneficial ownership through presently exercisable options to purchase 3,760 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "Executive Compensation."

(9)
Includes (a) 1,580 shares held in the Company's 401(k) Plan & Trust over which Mr. Reesby exercises investment control and (b) the right to acquire beneficial ownership through presently exercisable options to purchase 7,074 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "Executive Compensation."

(10)
Includes the right to acquire beneficial ownership through presently exercisable options to purchase shares of Common Stock granted under the Outside Directors Stock Option Plan, as follows: Mr. Beard—8,000 shares; Mr. Parker—8,000 shares; and Mr. Smith—2,000 shares. See "Board of Directors and Committees."

(11)
Includes all rights of directors and executive officers to acquire beneficial ownership through presently exercisable options to purchase shares of Common Stock granted under the Outside Directors Stock Option Plan and the 1993 Stock Compensation Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to the rules and regulations promulgated under Section 16(a) of the Securities Exchange Act of 1934 during and with respect to the Company's last fiscal year and upon certain written representations received by the Company, the Company is not aware of any failure by a reporting person of the Company to timely file reports required under Section 16(a).

Certain Transactions and Relationships

        The Company and the Williams Entities are parties to an agreement (the "Service Agreement") pursuant to which the Company furnishes services to, and receives services from, such entities. Under the Service Agreement, the Company provides legal, payroll, benefits administration, and financial and accounting services to the Williams Entities, as well as lease operating and technical services with respect to certain properties owned by the Williams Entities. The Williams Entities provide tax preparation services, tax planning services, and business entertainment to or for the benefit of the Company. The Company believes that the rates charged for the services to and from the Williams Entities are favorable to the Company. The following table summarizes the charges to and from the Williams Entities for the year ended December 31, 2001.

2001
(In thousands)
Amounts received from the Williams Entities:
Services	$239
Reimbursed expenses	681

920

Amounts paid to the Williams Entities(a)	$374

(a)
The amounts paid to the Williams Entities include $273,000 of rents paid to the partnership discussed in the following paragraph.

        In May 2001, the Company invested approximately $1.6 million as a limited partner in a partnership formed to purchase and operate two commercial office buildings in Midland, Texas, one of which is the location of the Company's corporate headquarters. In addition, the Company loaned the partnership $100,000 against an unsecured note due in September 2002 and guaranteed up to $675,000 of partnership indebtedness. If the guarantee is not called, the Company's ownership interest in the partnership is 31.9% before payout (as defined in the partnership agreement) and 33.4% after payout. If the guarantee is called, the Company's interest will increase to 37.7% and 38.9%, respectively. The Company is not liable for any indebtedness of the partnership except to the extent of the guarantee. An affiliate of Mr. Williams serves as general partner of the partnership. Since the Company does not manage or control the operations of these buildings, the Company utilizes the equity method of accounting for its investment in this limited partnership.

        During 2001, the Company acted as agent for Mr. Williams in the placement of certain natural gas hedges covering the sale of 1,520,000 MMBtu at an average price of $3.13 per MMBtu from February 2002 through June 2003. Any proceeds received by the Company from the counterparty will be passed through to Mr. Williams. The Company requires Mr. Williams to maintain a cash deposit with the Company to the extent of any projected losses on these derivatives based on their estimated fair value. The Company does not plan to serve as agent for Mr. Williams on any future hedging transactions.

Comparison of Cumulative Total Shareholder Return

        Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock against the total return of the Nasdaq Stock Market's Market Index and a peer group for the period from December 31, 1996, to December 31, 2001. The peer group is composed of all the crude petroleum and natural gas companies with stock trading on the Nasdaq Stock Market's National Market System within SIC Code 1311, consisting of approximately 135 companies. The chart indicates the value, at the conclusion of each fiscal year from December 31, 1996 to December 31, 2001, of $100 invested at December 31, 1996 and assumes reinvestment of all dividends. The Company paid no dividends during this five-year period.

Date	Company	Nasdaq Market Index	Peer Group
12/96	100.00	100.00	100.00
12/97	86.33	122.32	101.36
12/98	57.55	172.52	81.19
12/99	67.99	304.29	99.18
12/00	155.40	191.25	125.99
12/01	75.40	152.46	115.60

Receipt of Stockholder Proposals

        All stockholder proposals submitted for inclusion in the Company's proxy statement and form of proxy for the Annual Meeting of Stockholders of the Company to be held in 2003 must be received at the Company's principal executive offices, Six Desta Drive, Suite 6500, Midland, Texas 79705, Attention: Mel G. Riggs, by January 15, 2003. Such proposals must also comply with the applicable regulations of the Securities and Exchange Commission. Notice to the Company of all other stockholder proposals (not submitted for inclusion in the Company's proxy statement and form of proxy) for the 2003 Annual Meeting will not be considered timely unless received at the Company's principal executive offices as set forth above on or before March 31, 2003.

Other Business

        The Company knows of no other business to come before the meeting. If, however, other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment.

                      By order of the Board of Directors,
                      Mel G. Riggs
                      Secretary

Dated: May 15, 2002

CLAYTON WILLIAMS ENERGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 11, 2002
10:00 A.M.

CLAYDESTA CONFERENCE CENTER
Six Desta Drive, Suite 6550
Midland, Texas

Clayton Williams Energy, Inc. Six Desta Drive, Suite 6500 Midland, Texas 79705-5513	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 11, 2002.

The undersigned hereby appoints L. Paul Latham and Mel G. Riggs, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of Clayton Williams Energy, Inc. (the "Company") which the undersigned is entitled to vote at the Meeting of Stockholders, to be held at the ClayDesta Conference Center, Six Desta Drive, Suite 6550, Midland, Texas on June 11, 2002 at 10:00 a.m., local time, and at any and all adjournments thereof.

Should the undersigned be present and elect to vote at the Meeting or any adjournment thereof, and after notification to the Company's Corporate Secretary of the decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from the Company prior to the execution of this Proxy, of a Notice of the Meeting, and a Proxy Statement, both dated May 15, 2002, and a copy of the Company's 2001 Annual Report.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

        See reverse for voting instructions.

        Please detach here

        The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Robert L. Parker 02 Jordan R. Smith	03 Jerry F. Groner	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	Ratification of Appointment of KPMG LLP as Auditors:	☐ For	☐ Against	☐ Abstain

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, IT WILL BE VOTED FOR THE DIRECTORS SHOWN IN ITEM 1 AND FOR ITEM 2. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXYHOLDERS IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Address Change? Mark Box Indicate changes below:	☐	Date _____________________________________________

Signature(s) in Box
Please sign exactly as your name appears on this proxy card. When signing as attorney, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.